                                                                     EXHIBIT 5.5

                           SERVICE SUPPLY AGREEMENT

THIS AGREEMENT entered into as of June 8, 1998 (Effective Date) between StorageTek Canada, Inc., having its principal place of business at 5580 Explorer Drive, Suite 300, Mississauga, Ontario and Reconnaissance International Ltd., a company under the laws of the British Virgin Islands, concerns the provision of remote data management services by StorageTek to RIL and End-Users.

WITNESSES THAT IN CONSIDERATION of $10 now paid by RIL to StorageTek, the receipt and sufficiency of which StorageTek hereby acknowledges, the parties hereby covenants and agree as follows:

                                   ARTICLE 1

                                INTERPRETATION

1.1  Definitions. In this Agreement the following words and phrases have the
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     following meanings:

     a) "End-User" means any customer of RIL and RIL's Business who uses the Services.
     b) "RIL" means Reconnaissance International Ltd. and any of its agents or licensees which sign the Adhesion Agreement set out as Schedule E.
     c) "RIL's Business" means the business of providing remote data backup, data restoration services, and hardware replacement of notebook computers to End-Users.
     d) "Service Fees" means fees payable to StorageTek determined in accordance with Schedule A to this Agreement, which amounts do not include any Taxes.
     e) "Services" means the supply of remote data management services and the provision of the StorageTek Software to RIL and End-Users, as more particularly described in Schedule B to this Agreement.
     f)  "StorageTek" means StorageTek Canada, Inc.
     g) "StorageTek Software" means the software listed and described in Schedule C to this Agreement.
     h) "Taxes" means all federal, provincial or local sales, use, goods and services or other taxes, customs duties, or similar tariffs and fees which StorageTek may be required to pay or collect upon the delivery of the Services, but does not include any income taxes payable by StorageTek.

1.2  Term. The term of this Agreement shall commence on the Effective Date and
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     shall expire on the second anniversary of the Effective Data unless terminated earlier in accordance with Article 4 (Termination) of the Agreement; provided, however, that the term of this Agreement will automatically extend for successive twelve-month periods after the second anniversary of the Effective Date unless either of the parties notifies the other party in writing at least three months prior to such date, or the end of any twelve-month extension period, as the case may be, that this Agreement will not be so extended.

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1.3  Amendment. No modification, change or amendment to this Agreement, nor any
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     waiver of any rights in respect hereto, shall be made by either party unless agreed to in writing by the other party. The waiver of one breach of default hereunder shall not constitute the waiver of any subsequent breach or default.

1.4  Relationship of Parties. The relationship of StorageTek and RIL established
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     by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party the power to direct and control day-to-day activities of the other or (b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. RIL, its agents and employees are not the representatives of StorageTek for any purpose except as expressly set forth in this Agreement, and they have no power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of StorageTek for any purpose whatsoever.
     In all matters relating to this Agreement, neither RIL nor its employees, or agents are, or shall act as, employees of StorageTek within the meaning or application of any laws of any country or other jurisdiction covering unemployment insurance, old-age benefit, social security, workers' compensation or industrial accidents or under any other laws or regulations which may impute any obligations or liabilities to StorageTek by reason of an employment obligation. All financial obligations associated with RIL business are the sole responsibility of RIL. All collection of invoices or other Agreements between RIL and its End-Users are RIL exclusive responsibility and shall have no effect on RIL obligations under this Agreement. RIL shall be solely responsible for, and shall indemnify and hold StorageTek harmless from any and all claims by others, costs and damages (including the attorneys' fees at trial and on appeal) arising out of the acts of any RIL employees, servants, or agents.

1.5  Entire Agreement. This Agreement constitutes the entire agreement between
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     the parties with respect to the matters addressed herein and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of StorageTek and RIL.

1.6  Controlling Law and Severability. This Agreement shall be governed by and
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     construed in accordance with the laws of the Province of Ontario. If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

1.7  Force Majeure. Neither party shall be responsible for any failure to
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     perform (other than payment obligations) due to unforeseen circumstances or to causes beyond a party's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labour or materials. In the event of any such delay, StorageTek may defer the delivery date of orders for Services for a period equal to the time of such delay.

1.8  Section Headings. The section headings contained herein are for reference
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     only

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

     and shall not be considered substantive parts of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neuter gender shall include the other genders.

1.9  Schedules.  The following schedules are attached to and form an integral
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     part of this Agreement:

                 Schedule A         Service Fees

                 Schedule B         Services

                 Schedule C         Software

                 Schedule D         End-User License

                 Schedule E         Licensee Adhesion


                                   ARTICLE 2

                     APPOINTMENT OF STORAGETEK AS SUPPLIER

2.1  Appointment. RIL hereby appoints StorageTek as its non-exclusive supplier
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     for the Services and StorageTek covenants to supply the Services and the
     StorageTek Software throughout the term of this Agreement, for the purposes of RIL's business in accordance with this Agreement and all Schedules attached hereto.

2.2  Non-Competition by StorageTek. StorageTek covenants with RIL that during
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     the term of this Agreement StorageTek will not compete, directly or indirectly, with RIL with respect to RIL's Business as outlined in this Agreement. StorageTek will not provide the Services to persons with the expressed intent to compete with RIL with respect to RIL's Business. StorageTek will notify RIL, in writing, immediately upon learning of any person whom will be competing with RIL with respect to RIL's Business.

2.3  Service Fees. RIL will pay the Service Fees to StorageTek monthly in
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     arrears. RIL shall pay StorageTek for Services in Canadian dollars within
     30 days from the date of invoice by StorageTek. StorageTek will provide, monthly, a master invoice which will include a list of all End-User accounts for the previous month. RIL will pay all Taxes properly due in respect of the Services.

2.4  Minimum Annual Service Fee Requirements.  RIL will ensure that the total
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     amount of Service Fees paid to StorageTek during each calendar year is equal to or exceeds the minimum annual service fee requirement set out in Schedule A (the "Minimum Annual Service Fee Requirements").

2.5  Late Payment Penalty.  If any amount payable or to be remitted with respect
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     to Service Fees is not paid when due, interest shall accrue and be paid on such amount, calculated for each day from such due date until such amount is paid in full, at a rate per annum equal to twelve percent (12%). Such interest shall be paid on demand, both before and after default, demand and judgement, with interest on overdue interest at the same rate. All calculations of interest under this Agreement shall be paid daily, based on monthly compounding, on the basis of a 365 or 366 day year, as applicable.

2.6  Price Protection.  As of each anniversary of the Effective Date StorageTek
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     may

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

     increase the Service Fees for the following 12 month period provided that StorageTek will have given RIL:

     a) in the event of a proposed increase up to 15% over the level of the Service Fee for the preceding 12 month period, at least 30 days prior written notice; and
     b) in the event of a proposed increase more than 15% over the level of the Service Fee for the preceding 12 month period, at least 90 days prior written notice.

2.7  Provision of Information. StorageTek shall, at its own cost, provide RIL
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     with (a) information regarding changes and innovations in the performance, serviceability, use and application of all Services and StorageTek Software and (b) data, product brochures and manuals in support of the Services and StorageTek Software.

2.8  Training. StorageTek shall, at its own cost, provide RIL with training in
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     the use of the Services for that number of persons annually chosen by RIL and agreed upon in writing by both parties, provided RIL pays all salaries, travel and other out-of-pocket expenses of RIL personnel taking part in such training. StorageTek shall make all of its training materials available to RIL.

2.9  Support by StorageTek. StorageTek shall provide telephone support services
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     to RIL and End-Users for the Services. StorageTek's support telephone number will be available 24 hours each day, including weekends and holidays. StorageTek will respond to RIL and End-Users in accordance with StorageTek's normal business practices of providing such services to its customers.

2.10 Response Time. StorageTek will respond within a reasonable time by
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     electronic mail, facsimile or telephone to any question received from RIL concerning resolution of software problems. If the problem is not resolved within one business day, StorageTek will confirm escalation of the problem situation and nominate a contact for RIL at StorageTek.

2.11 Reports. StorageTek will provide RIL with written reports showing:
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     a)  detailed monthly usage by each End-User;
     b) daily exception report indicating those End-Users who have not properly accessed the Services or for which other discrepancies have been identified; and
     c)  a weekly new End-User report indicating each new End-User.

2.12 Association of End-Users with RIL Agents. RIL will notify StorageTek of
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     every RIL Agent (as that term is defined in Schedule E) who has primary responsibility for any End-User and the names of such End-Users. RIL shall ensure that no RIL Agent or Licensee will provide any of the Services to End Users until such Agent or Licensee has signed and delivered to StorageTek an Adhesion Agreement in the form set out as Schedule E.

                                   ARTICLE 3

            IP ISSUES, CONFIDENTIALITY AND LIMITATION OF LIABILITY

3.1  License to StorageTek Software. StorageTek hereby grants to RIL a royalty-
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     free, non-exclusive, personal, non-transferable, non-assignable, limited license to reproduce, license, sublicense or otherwise distribute, and have reproduced,

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     licensed, sublicensed or otherwise distributed, to and by third parties, object code versions of the StorageTek Software to be used by End-Users in connection with the Services. RIL agrees to provide the StorageTek Software to End-Users only in accordance with the End-User License set out as Schedule D to this Agreement.

3.2  Ownership. Except as expressly licensed to RIL in section 3.1, StorageTek
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     retains all right, title and interest in and to the StorageTek Software.
     Except as expressly granted in this Agreement, RIL shall have no other rights in the StorageTek Software and under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, a license to any StorageTek technology other than the StorageTek Software.

3.3  Ownership of StorageTek Software. The StorageTek Software shall be and
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     remain the property of StorageTek or third parties from whom StorageTek has obtained a licensing right. The StorageTek Software constitutes StorageTek trade secrets and confidential information (hereinafter "Confidential Information") of StorageTek and its licensors. RIL shall not make Confidential Information available in any form to any person other than RIL employees whose job performance requires such access and to End-Users in strict accord with this Agreement. RIL shall take appropriate action to protect the confidentiality of and to ensure that any person permitted access to the Confidential Information does not provide or disclose it to others. This subsection shall survive the termination of this Agreement.

3.4  No Rights in Marks. Except as otherwise stated in this Agreement, RIL
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     obtains no rights in relation to StorageTek's trademarks and has no right to sublicense the use or give any third party any consent to use or register a name or mark. StorageTek obtains no rights in relation to RIL's Business, name or any of its trademarks and has no right to sublicense the use or give any third party any consent to use or register a name or mark.

3.5  Right to use Name. RIL and StorageTek shall each be entitled during the
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     Term without charge to use the name and trademarks of the other party in its advertising, promotions, marketing documents, sales information and similar materials (in physical or electronic media) for the limited purpose only of disclosing to the public that StorageTek provides the Services, provided that each party will advise the other in advance before using any such name or trademarks and give the other party an opportunity to review the manner in which they will be used, it being recognized that each party is entitled to control the manner in which its name and trademarks are used.

3.6  No Authority. Neither RIL nor StorageTek shall act in any manner that would
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     expose the other party to any liability, nor pledge nor purport to pledge credit of the other party. Neither will, unless agreed to by the other party, describe itself as associated with the other party in correspondence, commercial documents and on any name place or sign on its premises which describes or relates to the Services or RIL's Business.

3.7  Confidentiality. Each party acknowledges that by reason of its relationship
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     with the other under this Agreement it will have access to certain information and materials concerning the other party and its affiliates and their business, plans, End-Users and services which are confidential and of substantial value to each party, and which value would be impaired if such information were disclosed to

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

     third parties. Each party agrees that it shall not disclose or use in any way for its own account or the account of any third party or disclose to an employee who has no need to know or any third party any such confidential information, which is revealed to it by the other party or any of its subsidiaries. Each party will take every reasonable precaution to protect the confidentiality of such information. In the event of termination of the Agreement, there shall be no use or disclosure by either party of any confidential information of the other or any of its subsidiaries, and the provisions of this Section shall survive termination or expiration for any reason.

3.8  Limited Rights. This license does not entitle RIL or any End-User to
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     receipt or use of the source code for the StorageTek Software.

3.9  Claims. RIL will notify StorageTek in writing of any claim or proceeding
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     involving the Services within 10 calendar days after RIL learns of such claim or proceeding. RIL will report promptly to StorageTek all claimed or suspected defects in the Services.

3.10 Defense of Claims. StorageTek shall, at its option and expense, defend or
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     settle any action brought against RIL alleging that any StorageTek Software infringes a Canadian patent or copyright. StorageTek will pay any costs and damages finally awarded against RIL that are attributable to such claim, provided that RIL (a) notifies StorageTek upon discovery of such claim or action, in writing, (b) provides StorageTek all reasonable information and assistance to settle or defend the action, and (c) grants StorageTek sole authority and control of the defence or settlement of the action.

3.11 StorageTek Options. In lieu of the provisions of section 3.10, if an
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     infringement claim is made, or in StorageTek's opinion is likely to be made, StorageTek may at its option and expense either (a) replace or modify the infringing StorageTek Software or other protected intellectual property, so that it becomes non-infringing or (b) procure for RIL and End-Users the right to continue using the infringing intellectual property.

3.12 Use With Other Software. StorageTek shall have no liability if the alleged
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     infringement is based upon (a) the combination of the StorageTek Software with any product not furnished by StorageTek to RIL, (b) the modification of the StorageTek Software other than by StorageTek, (c) the use of the StorageTek Software as part of any infringing process, or (d) the use of other than a current unaltered release of the StorageTek Software.

3.13 LIMITATION OF LIABILITY. STORAGETEK'S ENTIRE LIABILITY UNDER THIS
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     AGREEMENT SHALL BE LIMITED TO THE "EFFECTIVE LIMIT OF LIABILITY", TOGETHER
     WITH RIL'S COSTS IF RIL SHOULD BE REQUIRED TO RESPOND TO ANY ALLEGED CLAIM OR SUIT. THIS SECTION STATES STORAGETEK'S ENTIRE LIABILITY AND THE SOLE AND EXCLUSIVE REMEDY OF RIL WITH RESPECT TO ALLEGED INFRINGEMENT BY ANY SOFTWARE PROVIDED BY STORAGETEK OR ITS LICENSORS.

3.14 Waiver of Claims against Suppliers.  Neither StorageTek nor any of its
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     suppliers including any data centre operators or storage service utility centre operators is assuming any responsibility or liability under this Agreement for any damage to or any alteration, loss or destruction of the information or data of third parties including RIL or the End-Users. RIL hereby waives and will require that each

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

     End-User waive all claims against facility operators or storage service utility centre operators based on or arising from or in connection with any of the Services, whether such claims arise by negligence, willful misconduct or otherwise.

3.15 StorageTek Indemnity. RIL shall indemnify StorageTek (including reasonable
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     solicitors' fees and costs of litigation at trial and appeal) against and hold StorageTek harmless from, any and all claims by any other party resulting from RIL's acts, omissions or misrepresentations.

3.16 Software Representation. StorageTek warrants to RIL that the StorageTek
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     Software, when installed in accordance with StorageTek's installation instructions, will not fail to execute their programming instructions due to defects in material and workmanship in the media and will substantially conform to the specifications in the applicable user manual that accompanies shipment of the StorageTek Software for a period of 90 days after receipt. StorageTek does not warrant that the StorageTek Software will meet RIL's requirements or that operation of the StorageTek Software will be uninterrupted or error free. For all defects reported to StorageTek within the warranty period, the liability of StorageTek is limited to responding to RIL software problem reports according to StorageTek's standard assistance practices. This warranty shall not be valid if the StorageTek Software has been subjected to abuse, misuse, accident, alteration, neglect, unauthorized repair, unauthorized installation or exposed to conditions beyond the manufacturer's environmental, power or operating constraints.

3.17 NO OTHER WARRANTIES. EXCEPT AS PROVIDED IN THIS SECTION, STORAGETEK MAKES
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     NO WARRANTIES, EXPRESS OR IMPLIED, TO RIL WITH RESPECT TO THE STORAGETEK
     SOFTWARE INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL STORAGETEK BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE, AND STORAGETEK'S LIABILITY ON ANY CLAIM, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THIS AGREEMENT, SHALL IN NO CASE EXCEED THE "EFFECTIVE LIMIT OF LIABILITY". STORAGETEK SHALL NOT BE LIABLE TO RIL FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS AGREEMENT.

3.18 Effective Limit of Liability.  In this Agreement, "Effective Limit of
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     Liability" means with respect to claims arising in each twelve month period commencing on an anniversary of the Effective Data (each a "Services
     Year"), the amount by which: (x) three times the average monthly amount paid by RIL to StorageTek for Services under this agreement in the prior Services Year (for the purposes of this Section 3.17, the period commencing on the Effective Date and ending on the day prior to the first anniversary of the Effective Date will be deemed to be a prior "Services Year") exceeds
     (y) the total of all amounts paid by StorageTek in respect of claims arising prior to the Services Year.

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                                   ARTICLE 4

                                  TERMINATION

4.1  Option to Terminate with Cause. Either party to this Agreement shall be
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     entitled, at its sole option, to terminate this Agreement by notice in writing if the other party (the "Breaching Party") commits any material breach of its obligations under this Agreement which is not remedied within 30 days after written notice has been given to the Breaching Party. Material breaches shall include, but not be limited to:

     a) any act of the Breaching Party that impairs the goodwill associated with the business of the other party;
     b) failure by StorageTek to provide the Services or the StorageTek Software to RIL or any End-Users;
     c) failure by RIL to pay Services Fees when due or to meet its Minimum Annual Service Fee Requirements; or
     d) any breach by the other party of the confidentiality or non-competition provisions in this Agreement.
     e) any supply or use by an RIL Agent or Licensee of the Services without having signed and delivered to StorageTek an Adhesion Agreement in the form set out as Schedule E.

4.2  Option to Terminate without Cause. StorageTek shall be entitled, at its
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     sole option, to terminate this Agreement by notice in writing on 60 days written notice if RIL undergoes material changes in its business. StorageTek will cooperate fully with RIL and any third party (the "Successor") that RIL may appoint to replace StorageTek in providing the Services by uploading all electronic files, End-User information, data and other material to RIL or the Successor to ensure that the Successor is able to continue to provide the Services with a minimum of interruption or loss of files. Material changes in business shall include:

     a) a significant change in the business practices, methods and strategy employed by RIL with specific reference to the Services;
     b) use by RIL of a competitor of StorageTek's to provide the Services without first providing StorageTek an opportunity to meet pricing, service and quality standards of the competitor and other factors that RIL may specify as material in the circumstances.

4.3  Other Termination. This Agreement may be terminated by a party immediately
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     if any proceeding in bankruptcy, insolvency, liquidation or other law for the relief of debtors, including the appointment of any receiver or trustee or assignment for the benefit of creditors, shall be instituted by or against the other party, if the other party is liquidated or dissolved, or if the other party attempts to assign this Agreement or any rights hereunder without prior written consent of the terminating party. RIL may at its option terminate this Agreement on 3060 days written notice to StorageTek if RIL receives notice of a proposed increase in the Service Fee pursuant to section 2.6.

                                   ARTICLE 5

                           MISCELLANEOUS PROVISIONS

5.1  Notices. Any notice or report required or permitted by this Agreement shall
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     be deemed given if delivered personally and signed as being received or if sent by

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     either party to the other by facsimile, or registered or certified airmail, postage prepaid, return receipt requested, addressed to the other party at its principal business address or at such other address as to which such party shall give notice hereunder. If by registered or certified mail, delivery shall be deemed effective three days after deposit with postal authorities.

5.2  StorageTek Address. Notices to StorageTek should be addressed to:
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               Craig L. McLellan
               StorageTek Canada Inc.
               5580 Explorer Drive, Suite 300
               Mississauga, Ontario L4W 4Y1
               Telephone:  (905) 602-5586
               Fax:  (905) 602-4259

5.3  RIL Address. Notices to RIL should be addressed to:
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               Alan Ackerman
               Reconnaissance International Ltd.
               Suite C-1, 1500 Hornby Street
               Vancouver, B.C. V6Z 2R1
               Telephone:  (604) 257-3000
               Fax:  (604) 602-9243

5.4  Assignment and Enurement. Neither party may assign this Agreement nor any
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     rights hereunder without the prior written consent of the other party except to any of its associated or affiliated companies. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their respective successors, and permitted assignees.

5.5  Authority to Execute. The individuals executing this Agreement for each
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     party represent and warrant that he or she has been duly authorized to execute this Agreement on behalf of the party.


IN WITNESS WHERE OF StorageTek and RIL have executed this Agreement as of the date first above written.


STORAGETEK CANADA INC.                       RECONNAISSANCE INTERNATIONAL LTD.

Per:__________________                       Per:_____________________________
    Authorized Signatory                         Authorized Signatory

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                                  SCHEDULE A

                       SERVICE FEES (CANADIAN CURRENCY)

Workstation Back-up Fee Schedule

        No. of Monthly End-Users                      Discount from List Price for
                                                      All End-Users
        1 - 1,999                                     26%
        2,000 - 4,999                                 28%
        5,000 - 9,999                                 31%
        10,000 - 20,999                               35%
        21,000+                                       40%

The current list price for workstation back-up services is $25.00 per workstation per month.

Server Back-up Fee Schedule

        Monthly GBytes Consumed                       Discount from List Price
        1 - 299                                       26%
        300 - 699                                     28%
        700 - 999                                     31%
        1,000 - 1,999                                 35%
        2,000+                                        40%

The current list price for server back-up services is $35.00 per GByte per month. A one time deposit of $10,000 shall be paid by RIL. In exchange for this deposit, StorageTek Canada will provide the above identified services, at no additional cost, until such time as the then accumulative value of discounted services provided is equal to the amount of the deposit. If this Agreement is terminated for any reason before the full amount of the deposit is so applied, StorageTek will return the balance to RIL without deduction or setoff.

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                                  SCHEDULE B

                           DEFINITION OF "SERVICES"

StorageTek will provide to RIL a turnkey solution for remote data backup and data restoration. This will include software (herein referred to as "StorageTek Software") for use by RIL's end-users to perform remote data backup. StorageTek will provide the StorageTek Software to RIL for unlimited, worldwide, royalty free distribution to End-Users.

In addition to the StorageTek Software, StorageTek will manage a backup data center where End-Users will connect over the Internet using the StorageTek Software and store their data. StorageTek will take reasonable precautions to insure that the data stored at this data center is fully secure and protected against accidental or intentional loss, damage or corruption. To insure data reliability and redundancy of service, StorageTek will maintain a minimum of two data centers; the StorageTek Software will transparently connect to the appropriate data center.

StorageTek will provide a fully automated mechanism for RIL to create CD-ROM's of End-Users' backups for the exclusive use of restoring that information on a replacement notebook or shipping the CD-ROM to the End-Users.

StorageTek will provide 24-hour support to RIL for both the StorageTek Software and the CD-ROM creation process.

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

                                  SCHEDULE C

                           DEFINITION OF "SOFTWARE"

The Software provided by StorageTek shall consist of client applications in binary format for the sole purpose of backing up end-user data files to authorized StorageTek storage facilities. The client application will be compatible with Windows '95 and Windows NT. The software does not consist of source code or other non-binary elements of the client application.

                                  SCHEDULE E

                              ADHESION AGREEMENT

WHEREAS:

The undersigned (the "RIL Agent") will or has been provided access to and use and benefit of the Services and the StorageTek Software provided by StorageTek Canada, Inc. ("StorageTek") to Reconnaissance International Ltd. ("RIL") pursuant to a service supply agreement (the "Service Supply Agreement") dated ________________ between StorageTek and RIL.

The RIL Agent is a party referred to in clause 1.1(b) of the Service Supply Agreement and has agreed to execute this Agreement and be bound by the terms thereof.

Any term or phrase with initial capital letters not defined herein shall have the meaning ascribed to it in the Service Supply Agreement.

NOW THEREFORE for good and adequate consideration, the sufficiency of which is hereby acknowledged, the RIL Agent hereby covenants with StorageTek as follows:

1) The RIL Agent guarantees that RIL will pay to StorageTek the Service Fees due from time to time by RIL in respect of all Services and use of the StorageTek Software for End-Users for which the RIL Agent has primary responsibility and the RIL Agent will indemnify and save StorageTek harmless from all losses suffered by StorageTek as a result of non-payment of such Service Fees by RIL.

2) The RIL Agent will notify StorageTek of every End-User for which the RIL Agent has primary responsibility.

3) The RIL Agent hereby accepts and agrees to be bound by all limitations and obligations of RIL under the Service Supply Agreement with respect to the Services and the StorageTek Software.

4) StorageTek is not required to exhaust its recourse against RIL or others before being entitled to payment from the RIL Agent under this Adhesion Agreement.

5) The RIL Agent acknowledges that it has received and reviewed a copy of the Service Supply Agreement and further acknowledges the provisions of the Service Supply Agreement.

6) This Adhesion Agreement may not be assigned by the RIL Agent without the consent of StorageTek and RIL.

7) This Adhesion Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8) Notices under the Service Supply Agreement shall be given to the RIL Agent at the following address and facsimile number:

    -----------------------------------
    -----------------------------------
    -----------------------------------
    -----------------------------------

IN WITNESS WHEREOF the RIL Agent has executed this Agreement as of the date first below written.

TYPE NAME OF RIL AGENT HERE

Per:    ________________________________________________
        Authorized Signatory

Dated:  ________________________________________________